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                                                                    Exhibit 2.01




                         AGREEMENT OF PURCHASE AND SALE

                                     between

                      UNITED ARTISTS THEATRE CIRCUIT, INC.
                        UNITED ARTISTS PROPERTIES I CORP.
                       MAMARONECK PLAYHOUSE HOLDING CORP.

                                   ("Seller")

                                       and

                           CCC BRONXVILLE CINEMA CORP.
                           CCC MAMARONECK CINEMA CORP.
                             CCC WAYNE CINEMA CORP.
                              CCC CINEMA 304 CORP.
                           CCC LARCHMONT CINEMA CORP.
                               CCC BC REALTY CORP.

                                  ("Purchaser")

                                       and

                          CLEARVIEW CINEMA GROUP, INC.

                                  ("Clearview")
                                  JULY 21, 1997


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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
1. DEFINITIONS.................................................................1
   A. Acceptance Date..........................................................1
   B. Benefit Plan.............................................................1
   C. Closing..................................................................2
   D. Closing Date.............................................................2
   E. Consents.................................................................2
   F. Contract Rights..........................................................2
   G. Earnest Money Deposit....................................................2
   H. Encumbrances.............................................................2
   I. Fee Theatres.............................................................2
   J. Improvements.............................................................2
   K. Inspection Period........................................................3
   L. Leasehold Theatre........................................................3
   M. Lease....................................................................3
   N. Liabilities..............................................................3
   O. Names....................................................................3
   P. Permitted Exceptions.....................................................3
   Q. Personal Property........................................................3
   R. Purchased Assets.........................................................3
   S. Purchase Price...........................................................3
   T. Real Property............................................................3
   U. Security Deposits........................................................3
   V. Sublease Theatre.........................................................3
   W. Theatres.................................................................4

2. AGREEMENT...................................................................4

3. PROPERTY TO BE SOLD.........................................................4
   A. Real Property............................................................4
   B. Improvements.............................................................4
   C. Leasehold Theatre........................................................4
   D. Sublease Theatre.........................................................4
   E. Personal Property........................................................4
   F. Contract Rights..........................................................5
   G. Names....................................................................5

4. EARNEST MONEY DEPOSIT.......................................................5

5. LIABILITIES NOT ASSUMED.....................................................5

6. PURCHASE PRICE..............................................................6
   A. Purchase Price...........................................................6
   B. Payment of Purchase Price................................................7

7. SELLER'S WARRANTIES AND REPRESENTATIONS.....................................7
   A. Title....................................................................7
   B. Taxes....................................................................7

   C. Rent Roll................................................................7
   D. Organization.............................................................7

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   E. Authorization; Enforceability............................................8
   F. No Violation of Laws or Agreements; Consents.............................9
   G. Contract Rights; Security Deposits.......................................8
   H. Cash Flow Statements.....................................................8
   I. Equipment; No Changes....................................................8
   J. No Pending Litigation or Proceeding......................................9
   K. Benefit Matters; Miscellaneous...........................................9

8. PURCHASER'S REPRESENTATIONS AND WARRANTIES AND ACKNOWLEDGMENT...............9
   A. Joint and Several........................................................9
   B. Authority................................................................9
   C. Acknowledgment..........................................................10
   D. Organization and Standing of the Purchaser and Clearview................10
   E. Space Leases............................................................11

9. PURCHASER'S INSPECTION OF THE PURCHASED ASSETS.............................11
   A. Delivery of Documents...................................................11
   B. Purchaser's Access to the Assets........................................11

10. TERMINATION BY PURCHASER..................................................12

11. SELLER'S OBLIGATIONS PRIOR TO CLOSING.....................................12
   A. Ordinary Course; Compliance.............................................12
   B. Prohibited Transactions.................................................13
   C. Lien Releases...........................................................13

12. FULFILLMENT OF AGREEMENTS.................................................13

13. EMPLOYMENT................................................................13

14. TRANSITIONAL MATTERS......................................................13

15. BOOKS AND RECORDS.........................................................14

16. EVIDENCE OF TITLE.........................................................14
   A. Condition of Title......................................................14
   B. Defects of Title........................................................14
   C. Permitted Exceptions....................................................15
   D. Change in Title.........................................................15

17. CONDITIONS PRECEDENT TO CLOSING...........................................15
   A. Seller's Conditions.....................................................16
   B. Purchaser's Conditions..................................................17

18. CLOSING...................................................................17

   A. Date, Time, and Place...................................................17
   B. Conveyances and Other Actions...........................................18
   C. Apportionments..........................................................19
   D. Closing Costs...........................................................20
   E. Real Estate Transfer Tax................................................20
   F. Possession..............................................................20
   G. Allocation of Consideration.............................................20

19. PURCHASER'S CLOSING OBLIGATIONS...........................................20
   A..........................................................................20
   B..........................................................................20
   C..........................................................................21
   D..........................................................................21

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   E..........................................................................21

20. RISK OF LOSS..............................................................21

21. CONDEMNATION..............................................................21

22. BROKERAGE.................................................................21

23. FAILURE TO CLOSE..........................................................21
   A. Purchaser's Default.....................................................22
   B. Seller's Default........................................................22
   C. Attorneys' Fees.........................................................22

24. SURVIVAL OF REPRESENTATIONS AND WARRANTIES................................22
   A. Indemnification by Seller...............................................22
   B. Indemnification by Purchaser and Clearview..............................22

25. BULK SALES LAW............................................................23

26. FILM BOOKING..............................................................23

27. MISCELLANEOUS.............................................................23
   A. Notices.................................................................24
   B. Parties in Interest.....................................................24
   C. Entire Agreement........................................................24
   D. Counterparts............................................................24
   E. Time....................................................................25
   F. Section and Other Headings..............................................25
   G. Governing Law...........................................................25
   H. Assignment of Agreement.................................................25
   I. Recording...............................................................25
   J. Binding Effect..........................................................25
   K. Gender..................................................................25
   L. No Joint Venture, Partnership, Agency, Etc..............................25

   M. No Third Party Beneficiaries............................................25
   N. No Waiver...............................................................26
   O. Confidentiality.........................................................26
   P. Non-Foreign Status Certification........................................26
   Q. Antitrust Matters.......................................................26
   R. Severability............................................................26
   EXHIBIT A - LEGAL DESCRIPTIONS OF FEE THEATRES............................A-1
   EXHIBIT B - LIST OF LEASEHOLD THEATRES AND SUBLEASE THEATRE...............B-1
   EXHIBIT C - LIST OF PERSONAL PROPERTY AND ASSETS EXCLUDED FROM SALE.......C-1
   EXHIBIT D - ENT ROLL AND SECURITY DEPOSITS................................D-1
   EXHIBIT E - LIST OF CONTRACTS.............................................E-1
   EXHIBIT F - EXCEPTIONS TO TITLE...........................................F-1
   EXHIBIT G- LITIGATION MATTERS.............................................G-1


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               THIS AGREEMENT OF PURCHASE AND SALE (the "Agreement") is dated as of the 21st day of July, 1997, by and among UNITED ARTISTS THEATRE CIRCUIT, INC., a Maryland corporation, UNITED ARTISTS PROPERTIES I CORP., a Colorado corporation, and MAMARONECK PLAYHOUSE HOLDING CORPORATION, a New York corporation (collectively or individually as the case may be, the "Seller"), at the address of 9110 E. Nichols Avenue, Suite 200, Englewood, Colorado 80112, and CCC Bronxville Cinema Corp., a Delaware corporation ("CCC Bronxville"), CCC Mamaroneck Cinema Corp., a Delaware corporation ("CCC Mamaroneck"), CCC Wayne Cinema Corp., a Delaware corporation ("CCC Wayne"), CCC BC Realty Corp, a Delaware corporation ("CCC Realty"), CCC Cinema 304 Corp., a Delaware corporation ("CCC Cinema 304") and CCC Larchmont Cinema Corp., a Delaware corporation ("CCC Larchmont"), all of the above collectively referred to herein as "Purchaser," each of the parties named as Purchaser being a wholly owned subsidiary of Clearview Cinema Group, Inc. ("Clearview").


                                    RECITALS


               Seller owns three parcels of real property together with the improvements located thereon and certain personal property used in the operation of or in connection with three motion picture theatres located in the State of New York, as described in Exhibit A attached hereto, which property Seller desires to sell to Purchaser. Seller is also the owner of a leasehold interest and personal property in two motion picture theatres, one located in the State of New Jersey, and the other in New York, listed on Exhibit B attached hereto, which Seller desires to assign and sublease, respectively, to Purchaser. Purchaser and Seller desire to enter into this Agreement pursuant to which the foregoing transactions will be consummated.


                                   AGREEMENTS


               In consideration of the purchase price, the promises and covenants contained herein, the parties agree as follows:

               1. DEFINITIONS. In addition to terms defined elsewhere in this Agreement, the following capitalized terms have the meanings set forth below:

                       A. Acceptance Date. "Acceptance Date" means the date upon which this Agreement is signed by both Seller and Purchaser.

                       B. Benefit Plan "Benefit Plan" means any written and unwritten "employee benefit plans" within the meaning of Section 3(3) of ERISA, and any other written and unwritten profit sharing, pension, savings, deferred compensation, fringe benefit, insurance, medical, medical reimbursement, life, disability, accident, post-retirement health or welfare


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benefit, stock option, stock purchase, sick pay, vacation, employment, severance, termination or other plan, agreement, contract, policy, trust fund or arrangement, whether or not funded and whether or not terminated, for current or former employees of the Theatres (i) maintained or sponsored by Seller or an affiliate of Seller, (ii) with respect to which Seller has or may have Liability or is obligated to contribute, (iii) that otherwise covers any of the current or former beneficiaries of Seller employees, or (iv) as to which any such beneficiaries of Theatre employees participated or were entitled to participate or accrue or have accrued any rights thereunder.

                       C. Closing. "Closing" means the consummation of the transactions contemplated by Section 18 of this Agreement.

                       D. Closing Date. "Closing Date" has the meaning given such term in Section 18A below.

                       E. Consents. "Consents" has the meaning given such term in Section 17A below.

                       F. Contract Rights. "Contract Rights" has the meaning given such term in Section 3F below.

                       G. Earnest Money Deposit. "Earnest Money Deposit" means the amount to be paid by Purchaser pursuant to Section 4 below, which amount is to be held by Rosen, Einbinder & Dunn, P.C., 641 Lexington Avenue, New York, New York 10022 (the "Escrow Agent") in an interest-bearing account, pursuant to an escrow agreement among Seller, the Purchaser and the Escrow Agent, executed simultaneously herewith (the "Escrow Agreement").

                       H. Encumbrances. "Encumbrance" means any liability, debt, mortgage, deed of trust, pledge, security interest, encumbrance, option, right of first refusal, agreement of sale, adverse claim, easement, lien, assessment, restrictive covenant, encroachment, burden or charge of any kind or nature whatsoever.

                       I. Fee Theatres. "Fee Theatres" means the Real Property and the Improvements.

                       J. Improvements. "Improvements" has the meaning given such term in Section 3B below.

                       K. Inspection Period. "Inspection Period" means the period ending at 5:00 p.m. Denver, Colorado time, 90 days after the date of execution of this Agreement by Seller and Purchaser.


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                       L. Leasehold Theatre. "Leasehold Theatre" means those

certain leasehold rights under the Lease for the Wayne Theatre in Wayne, New Jersey, as more particularly described in Section 3C below.

                       M. Lease. "Lease" means that certain written lease, together with all amendments and modifications thereto, relating to the Leasehold Theatre, described in Section 3C below.

                       N. Liabilities. "Liabilities" with respect to any person, means all debts, liabilities and obligations of such person of any nature or kind whatsoever, whether or not due or to become due, accrued, fixed, absolute, matured, determined, determinable or contingent and whether or not incurred directly by such person or by any predecessor of such person, and whether or not arising out of any act, omission, transaction, circumstance, sale of goods or service or otherwise.

                       O. Names. "Names" has the meaning given such term in
Section 3G below.

                       P. Permitted Exceptions. "Permitted Exceptions" means the exceptions relating to Encumbrances, as more particularly described in Section 16C below.

                       Q. Personal Property. "Personal Property" has the meaning given such term in Section 3E below.

                       R. Purchased Assets. "Purchased Assets" means the Fee Theatres, Leasehold Theatre, Sublease Theatre, Personal Property, Contract Rights and Names as more particularly described in Section 3 below.

                       S. Purchase Price. "Purchase Price" means the price payable for the purchase of the Purchased Assets as more particularly described in Section 6 below.

                       T. Real Property. "Real Property" has the meaning given such term in Section 3A below.

                       U. Security Deposits. "Security Deposits" mean the security deposits for each of the Space Leases and the security deposit for the Lease, all of which amounts are identified on Exhibit D hereto.

                       V. Sublease Theatre. "Sublease Theatre" means the leasehold rights related to the Larchmont Theatre, Larchmont, New York, to be given to Purchaser via a sublease in the form annexed (the "Sublease").


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                       W. Theatres. "Theatres" means the Fee Theatres, the
Leasehold Theatre and the Sublease Theatre.

               2. AGREEMENT. Subject to the terms and conditions set forth in this Agreement, Seller will sell, assign and convey to Purchaser and Purchaser will purchase from Seller the Purchased Assets at the Closing, free and clear of all encumbrances, other than the Permitted Exceptions, as more particularly described in Section 3 below. The Purchased Assets shall be allocated among the Purchasers as follows: (i) CCC Bronxville shall purchase the Personal Property, Contract Rights and names related to the Bronxville Theatre, (ii) CCC Mamaroneck shall purchase the Personal Property, Contract Rights and names related to the Mamaroneck Playhouse, (iii) CCC Larchmont shall purchase the Sublease, the Personal Property, Contract Rights and names related to the Sublease Theatre,
(iv) CCC Cinema 304 shall purchase the Personal Property, Contract Rights and names related to the New City Cinema 304, (v) CCC Wayne shall purchase the Lease, Personal Property, Contract Rights and names related to the Leasehold Theatre, and (vi) CCC Realty shall purchase the Real Property and the Improvements.

               3. PROPERTY TO BE SOLD. The Purchased Assets to be purchased and sold are as follows:

                       A. Real Property. Fee simple title to those parcels known as (i) the Bronxville Theatre located in the Village of Bronxville, Town of Eastchester, County of Westchester, State of New York, (ii) Cinema 304, located in New City, New York, and (iii) the Mamaroneck Playhouse located in the Town and Village of Mamaroneck, County of Westchester, State of New York, as more particularly described on Exhibit A attached hereto and by this reference incorporated herein (collectively, the "Real Property"), together with all easements, rights-of-way, privileges and appurtenances thereto.

                       B. Improvements. All improvements in, upon, and under the Real Property, including, without limitation, all buildings, fixtures, utility buildings, and covered and uncovered parking facilities (the "Improvements").

                       C. Leasehold Theatre. All of Seller's right, title and interest as tenant in and under the Lease of the Leasehold Theatre which are described on Exhibit B attached hereto and incorporated herein.

                       D. Sublease Theatre. All of Seller's right title and interest as Tenant under a lease of the Sublease Theatre identified on Exhibit B attached hereto.

                       E. Personal Property. All personal property and equipment owned by Seller and located on or customarily used in connection with the operation of the Theatres, including but not limited to seats, cleaning equipment, concessions equipment, projection and sound equipment, screens, carpets and draperies, soundfold, wall coverings, cash registers, signage (including marquees), cleaning supplies, projection supplies and concession supplies not

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held for sale to the public, Seller's rights to the telephone numbers for each

Theatre, projectors, projector bulbs, ticketing machines, books and records; provided, however, that the items described on Exhibit C attached hereto and by this reference incorporated herein shall be excluded from the definition of Personal Property and the sale to Purchaser under this Agreement (the "Personal Property").

                       F. Contract Rights. Any and all rights and obligations of Seller under the contracts and commitments listed on Exhibit E, attached hereto and made a part hereof, (the "Contract Rights"). Purchaser shall at Closing assume and perform in full any and all Contract Rights, other than for breach or nonfulfillment thereof by Seller prior to Closing, for film rentals prior to Closing and for monies due and owing prior to Closing.

                       G. Names. All of Seller's right, title and interest, if any, in and to the names of the Theatres and any symbol or logo related solely to such names, but not including the name "United Artists" (the "Names"). Purchaser acknowledges that it shall have no rights to use of the name "United Artists" nor any logo, trademark, starburst or similar mark for such name. Purchaser agrees that it shall be responsible, at its cost, for the removal of any signage on, outside or within the Theatres with the name "United Artists" on them as soon as reasonably practicable after Closing, not to exceed 90 days after the Closing Date.

               4. EARNEST MONEY DEPOSIT. The Earnest Money Deposit under this Agreement shall be as follows: on the Acceptance Date of this Agreement, Purchaser shall deliver to Rosen, Einbinder & Dunn, P.C. (the "Escrow Agent") Seventy-Five Thousand and no/100 ($75,000) Dollars in the form of cash, or other immediately available funds, which is to be held by the Escrow Agent in accordance with the terms and conditions of the Escrow Agreement (together with any interest earned thereon, the "Initial Earnest Money Deposit"). The Initial Earnest Money Deposit shall be nonrefundable except (i) in the event of Seller's default as provided for in Section 23B; or (ii) in the event of the termination of this Agreement as provided for in Sections 7E, 16B or 16D; (iii) or if the conditions described in Section 11C have not been fulfilled, and Purchaser and Seller shall proceed to Closing on the 120th day after the Acceptance Date. The Initial Earnest Money Deposit and the Additional Earnest Money Deposit defined in Section 18A below, if any, are collectively referred to herein as the "Earnest Money Deposit." The Escrow Agent shall hold the Earnest Money Deposit in an interest-bearing account bearing passbook savings interest, and all accrued interest shall be delivered to the party entitled to the Earnest Money Deposit under the Escrow Agreement. If there is a Closing hereunder, the Earnest Money Deposit shall be credited against the Purchase Price at Closing.

               5. LIABILITIES NOT ASSUMED. Notwithstanding anything to the contrary contained in this Agreement, it is expressly agreed that Purchasers will not be required to assume, and shall not assume, at the Closing, and the Seller shall be solely responsible for and shall pay, perform and discharge or shall cause to be paid, performed and discharged, promptly when due, any obligations or liabilities of Seller not specifically set forth in this Agreement, including, without limitation, the following;

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                       (i) any and all liabilities, obligations, costs and
                       expenses arising out of or incurred in connection with any transaction, event, act or omission occurring prior to the Closing Date, and any claims, suits or proceedings, and any judgments or settlements arising from any such claims, suits or proceedings, with respect thereto, except as may be related to the repair, maintenance or condition of the Purchased Assets or otherwise under Paragraph 8C;

                       (ii) Seller's accounts payable;

                       (iii) Seller's indebtedness for borrowed money;

                       (iv) federal, state or local taxes relating to the Seller's business or property or payable by Seller for periods ending on or prior to the Closing Date;

                       (v) liabilities relating to any Benefit Plan, including, without limitation, withdrawal liability or contributions with respect to any multi-employer plan; liability due to the Pension Benefit Guaranty Corporation, or any beneficiary on account of the termination of any pension plan; severance benefits arising out of the transactions provided for in this Agreement; and liabilities accrued to the Closing Date under any pension plan;

                       (vi) obligations of the Seller to holders of season or trip passes, if any, issued by the Seller, for use at Seller's premises, except as specified on Exhibit E attached hereto;

                       (vii) all legal, accounting and other expenses (including, without limitation, taxes of every kind, nature and description) incurred in connection with the negotiation, approval and performance of this Agreement and the transactions contemplated hereby; and

                       (viii) the litigation matters identified on Exhibit G attached hereto.

               6. PURCHASE PRICE.

                       A. Purchase Price. The total Purchase Price for the Purchased Assets shall be eight million, six hundred and fifty thousand ($8,650,000) dollars.

                       The Purchase Price shall be allocated among the Purchasers during the Inspection Period by the mutual agreement of Seller and Purchaser

                       B. Payment of Purchase Price. The Purchase Price, which amount shall be adjusted for apportionments as provided in Section 18C below, and for closing costs as provided in Section 18D below, and the balance remaining after applying the Earnest Money Deposit, shall be payable by Purchaser to Seller at Closing in cash or by cashier's check, certified funds or via federal wire transfer. Clearview shall be jointly and severally liable with Purchaser for this obligation.

               7. SELLER'S WARRANTIES AND REPRESENTATIONS. Seller represents and warrants to Purchasers as follows:

                       A. Title. Seller is and will be at Closing the sole owner of all the Purchased Assets and the Purchased Assets will be at Closing free and clear of any and Encumbrances arising by, through or under Seller, other than the Permitted Exceptions. Seller shall transfer to Purchaser at Closing good, marketable and insurable title to the Fee Theatres, subject to the liens for unpaid, but not yet due real estate taxes and assessments, free and clear of any and all Encumbrances arising by, through or under Seller, other than the Permitted Exceptions. In addition, subject to obtaining the Consents defined herein, Seller shall assign to Purchaser at Closing good, marketable and insurable title to the Leasehold under the Lease, subject to the Permitted Exceptions, and shall, subject to obtaining the Approval defined herein, sublease to Purchaser the leasehold interest in the Sublease Theatre, free and clear of all Encumbrances arising by, through or under Seller, and will transfer title to the Personal Property free and clear of any and all Encumbrances arising by, through or under Seller except for any landlord's lien imposed by the landlords under the Leases, if any, and the lien for unpaid but not yet due personal property taxes. Fee title to the Leasehold Theatres may be subject to the liens for unpaid real estate taxes and assessments, and all exceptions, encumbrances, easements, reservations, rights-of-way, covenants and conditions of record as of the Acceptance Date and the Closing Date, and that Seller shall have no obligation to remove, cure or insure over any exceptions to title to the Leasehold Theatres. All rental obligations under the Lease incurred through the Closing Date shall have been paid by Seller as of the Closing, or shall be prorated at Closing as provided in Section 18C below.

                       B. Taxes. Seller has paid, or will pay by credit to Purchaser at Closing, in full all taxes and special assessments on the Fee Theatres that have or will become due and payable through the date of the Closing, and the Purchased Assets will not be subject to any lien for payment of taxes, other than general property taxes and assessments and personal property taxes constituting a lien for taxes not yet payable.

                       C. Rent Roll. Annexed hereto as Exhibit D (the "Rent Roll") is a true and complete listing of all existing leases for space in the Fee Theatres (the "Space Leases") which sets forth (i) the name of each tenant;
(ii) the rent amount being collected; and (iii) the expiration date of each lease.

                       D. Organization. Each of the entities comprising the

Seller is a corporation, duly incorporated, validly existing and in good standing under the laws of the State

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of its organization, as recited on page one hereof, and has the power and authority to own or lease the Purchased Assets and enter into this Agreement and perform its obligations hereunder.

                       E. Authorization; Enforceability. This Agreement has been duly executed and delivered by and constitutes the legal, valid and binding obligations of each Seller, enforceable against it in accordance with its respective terms. All actions contemplated by this Section have been duly and validly authorized by all necessary proceedings by Seller, including, without limitation, approval by its board of directors, except that the sale of the Larchmont Theatre and Cinema 304 have not yet been approved by the board of directors, which approval Seller will undertake to obtain within 30 days of the Acceptance Date. If that approval is not provided within 30 days of the Acceptance Date, this Agreement shall be terminated and Purchaser's Earnest Money Deposit shall be immediately refunded.

                       F. No Violation of Laws or Agreements; Consents. To the best of Seller's knowledge, neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby nor the compliance with or fulfillment of the terms, conditions or provisions hereof by Seller will (i) contravene any provision of any organic document of Seller; (ii) at Closing, conflict with, result in a breach of, constitute a default or an event of default under any of the terms of, result in the termination of result in the loss of any right under, or give to any other Person the right to cause such a termination of or loss under, any Purchased Asset; (iii) violate any law or violate any judgment or order of any governmental body by which any of the Purchased Assets or any of its other assets may be bound or affected; or (iv) result in the creation or imposition of any Encumbrance upon any of the Purchased Assets or give to any other Person any interest or right therein. Except for the Consent and Approval defined herein and the Lien Release, no consent, approval or authorization of, or registration or filing with, any Person is required in connection with the execution and delivery by Seller of this Agreement or the consummation by Seller of the transactions contemplated hereby.

                       G. Contract Rights; Security Deposits. To the best of Seller's knowledge, each Contract Right is a legal, valid and binding obligation of Seller and is in full force and effect. Seller holds no other Contract Rights related to the Theatres that will be binding upon Purchaser subsequent to Closing. All security deposits or like items with respect to the Space Leases are identified on Exhibit D; all such amounts with respect to the Space Leases are held by Seller and conform to the terms of the Space Leases.

                       H. Cash Flow Statements. Seller has made available to Purchasers for their inspection statements of cash flows for the years 1994, 1995 and 1996 and for the Theatres (the "Cash Flow Statements"), which fairly present the cash flows for the Theatres for those periods in accordance with generally accepted accounting principles.

                       I. Equipment; No Changes. The Theatres are now being operated by Seller as United Artists Theatres in the ordinary course of its business considering the age of the theatres and shall be so operated until the Closing. Seller shall use commercially reasonable efforts to maintain those operations until Closing. Prior to Closing Seller shall notify Purchasers

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


of (i) material adverse change in the Purchased Assets or Real Property; (ii) damage or destruction to any Purchased Asset or Real Property, whether or not covered by insurance; (iii) removal, changes, substitutions or replacements to the Personal Property; or (iv) agreement or commitment to do any of the foregoing. Between the Acceptance Date and Closing, Seller shall not commit waste or damage the Purchased Assets.

                       J. No Pending Litigation or Proceeding. Except for Exhibit G attached hereto, to Seller's knowledge, no action, suit, investigation, claim or proceeding of any nature or kind whatsoever, whether civil, criminal or administrative, by or before any governmental body or arbitrator is pending against or affecting any of the Purchased Assets or any of the transactions contemplated by this agreement. To Seller's knowledge, there is presently no outstanding judgment, decree or order of any governmental body against or affecting any of the Purchased Assets or any of the transactions contemplated by this Agreement. Seller does not have pending any Litigation against any third party related to the Purchased Assets. To Seller's knowledge, Seller has received no notice of any violation of law which has not been remedied or rectified nor does Seller have any actual knowledge of any environmental condition related to the Purchased Assets that requires remediation mandated by any governmental entity, other than as shall be indicated on a schedule to be provided by Seller within 14 days of the Acceptance Date, which schedule shall be incorporated into this Agreement and made a part hereof. Seller's knowledge is limited to what it has been able to ascertain from a review of the files and records maintained by its legal department and its risk management department.

                       K. Benefit Matters; Miscellaneous. Seller does not maintain any Benefit Plan for any employees employed at the Theatres that would cause Purchasers to be liable thereunder or liable to any employees covered thereby after Closing. No employee of Seller at the Theatres is represented by any union or other labor organization except as shall be indicated on a schedule to be delivered to Purchaser within 14 days of the Acceptance Date. No complaint against Seller, the responsibility for which will be assumed by Purchaser, to the knowledge of Seller is pending before the National Labor Relations Board, the Equal Employment Opportunity Commission or any similar state or local agency, by or on behalf of any employee of Seller. Except as provided in Section 16, neither Seller nor any of its officers, managers or employees has employed any broker or finder or incurred any liability for any brokerage fee, commission or finders' fee in connection with any of the transactions contemplated hereby.


               8. PURCHASER'S REPRESENTATIONS AND WARRANTIES AND ACKNOWLEDGMENT.

                       A. Joint and Several. Each of the representations and warranties made hereunder are made jointly and severally by Clearview, as well as the Purchaser.

                       B. Authority. Purchaser represents, warrants, and agrees that on and as of the Acceptance Date and on and as of Closing, Purchaser will possess all right, authority and power to execute and perform under this Agreement, and that this Agreement has been duly executed by Purchaser and is enforceable against Purchaser in accordance with its terms.

                       C. Acknowledgment. Purchaser acknowledges that Purchaser is purchasing the Purchased Assets solely in reliance on Purchaser's own investigation, and that no representations or warranties of any kind, either express or implied have been made by Seller or Seller's agents, other than any expressly contained in writing herein. Purchaser acknowledges that, subject to Seller's representations and warranties herein, the Purchased Assets are being sold "AS IS, WHERE IS, without any warranty of quality, condition or usefulness, including, without limitation, any WARRANTY OF MERCHANTABILITY or any WARRANTY OF FITNESS FOR THE PARTICULAR PURPOSE OF PURCHASER." In addition, Purchaser acknowledges that as of the Closing, Purchaser will be aware of all zoning regulations, other governmental requirements, site and physical conditions which may affect the use and condition of the Purchased Assets, and, subject to the conditions to Purchasers' obligations to close under 17B, agrees to purchase the Purchased Assets in the condition that it is in at Closing, and, subject to Seller's representations and warranties herein, Purchaser agrees to assume the risks and liabilities pertaining to the ownership, use and operation of the Purchased Assets, including, without limitation, any and all risks and liabilities associated with or arising under federal, state or local laws pertaining to the protection of health, welfare or the environment, and including, without limitation, the Americans With Disabilities Act of 1990 (the "ADA") and similar local, federal and state laws. Seller makes no representation or warranty concerning the compliance or noncompliance of the Purchased Assets under the ADA and similar local, federal and state laws. Purchaser further acknowledges that, except for 7J, Seller has made no investigation and offers no representation nor warranty as to whether the Purchased Assets contain hazardous materials and substances, and that Purchaser will be responsible for its own environmental investigation of the Purchased Assets and will, subject to Seller's representations and warranties herein, rely solely on such investigation. Purchaser agrees not to bring an action against Seller for and agrees to release and waive any claim or cause of action of any nature whatsoever which it may now have or have in the future against Seller resulting from hazardous materials or substances (as those terms may be defined by applicable local, state and federal law) located on, at or under the Purchased Assets, other than for any claim or cause of action based upon fraud or intentional misrepresentation of Seller. Purchaser shall fully release Seller from any such claim, cause of action or liability resulting from any hazardous or toxic materials or substances on, at or under the Purchased Assets, other than for any deliberate act, fraud or gross negligence by Seller or its agents. The provisions of this paragraph shall survive Closing and delivery of the deeds and other conveyance documents.

                       D. Organization and Standing of the Purchaser and Clearview. Purchaser and Clearview are corporations, duly organized, validly existing and in good standing under the laws of the State of Delaware and each have the authority to own, lease and operate its respective properties and to carry on its business as now conducted, to enter into and perform this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. All resolutions and other proceedings required to be taken by or on behalf of Purchaser and Clearview have been taken to authorize each of Purchaser and Clearview to enter into this Agreement and to perform its obligations hereunder, including without limitation, the execution and delivery of the Assignment and Guaranty defined below.

                       E. Space Leases. Purchaser shall acquire title to the Purchased Assets subject to the Space Leases. Purchaser shall assume all obligations and benefits of the Landlord under the Space Leases, arising from and after the Closing, and the parties shall execute at Closing an assignment and assumption of such Space Leases in form reasonably satisfactory to Purchaser and Seller. Seller shall remain responsible and liable only for obligations arising or having accrued under the Space Leases prior to the date of Closing, except for those related to compliance with laws and repair or maintenance of the property subject to the Space Leases.

               9. PURCHASER'S INSPECTION OF THE PURCHASED ASSETS.

                       A. Delivery of Documents. Seller shall provide copies of the following documents, if any, in Seller's possession relating to the Purchased Assets, for Purchaser's review on or before the dates specified below:

                              (1) Within 10 days after the Acceptance Date, a
copy of the Lease, the Space Leases and any and all amendments thereto or notices thereunder and all prior title work, surveys and deeds obtained by Seller related to the Theatres.

                              (2) Within 10 days after the Acceptance Date, the
Contract Rights..

                              (3) Within 10 days after the Acceptance Date, all
warranties, service, maintenance and management contracts not terminable on 30 days notice.

                              (4) Within 10 days after the Acceptance Date, a
schedule of all prepaid rents or deposits of any kind, together with all rental and concession agreements.


                              (5) Within 30 days after the Acceptance Date,
Seller shall make reasonable efforts to obtain the Approval of the Sublease and the Consents to the assignment to Purchaser and the Release of Seller under the Lease from the landlord of the Leasehold Theatre; provided, however, that it shall not be an event of default by Seller or Purchaser if such Consent and Release cannot be obtained. Purchaser agrees to fully cooperate with Seller's efforts to obtain the Consent and Release of Seller under the Lease, which cooperation may include, without limitation, providing Purchaser's financial and theatre operation history information to the landlords of the Leasehold Theatre and the Sublease Theatre.

                              (6) Within 10 days of the Acceptance Date, Seller
shall deliver those health department certificates and certificates of occupancy in its possession in connection with the operation, use and occupancy of the Purchased Assets.

                       B. Purchaser's Access to the Assets. Seller covenants and agrees that from and after the Acceptance Date until Closing or earlier termination of this Agreement, Purchaser and its contractors, agents and/or representatives, at the sole expense of Purchaser, may enter upon any portion of the Theatres (Purchaser acknowledges that its access to the

Leasehold Theatre may be subject to consent of the landlord under the Lease) from time to time during reasonable business hours, without any disruption of the normal conduct of Seller's business in the Theatres, and with two business days' prior written notice to Seller for the purposes of inspections, making surveys and tests, staking and obtaining topographical information, including environmental testing and examination of title and operating condition of the Purchased Assets. All such inspections and tests shall be at Purchaser's sole cost and expense, which shall not include any overhead, wages or other costs incurred by Seller. Purchaser will, in the event that this Agreement does not close, restore the Purchased Assets to substantially the same condition as existed prior to such activities on the Purchased Assets with respect to any change to such premises made by Purchasers or Purchasers' agents. Purchaser and Clearview hereby agree to indemnify Seller and hold Seller harmless from any and all losses, liabilities, claims, expenses, costs, damages and mechanics' liens which may be brought or which may be filed against the Purchased Assets or any portion thereof by reason of the performance of any of the acts of Purchasers or their agents herein mentioned, and upon Seller's election to defend any action brought by reason of any of the acts herein mentioned with counsel reasonably satisfactory to Seller and reimburse Seller for reasonable attorneys' fees and costs incurred by Seller by reason of any such action. This paragraph shall survive Closing.

               10. TERMINATION BY PURCHASER. The Purchaser may, in its sole discretion, terminate this Agreement prior to the expiration of the Inspection Period, by written notice to Seller, for any reason whatsoever or for no reason. If Purchaser so terminates this Agreement within such time period, then the Initial Earnest Money Deposit shall be paid to Seller and both parties shall thereafter be released from all further obligations under this Agreement except for 9B. Any failure by Purchaser to deliver its written notice of termination to Seller within the time period specified above shall be deemed to be acceptance by Purchaser of all such matters and its desire to proceed to Closing. It is additionally provided that Purchaser may, upon its written election made prior to the expiration of the Inspection Period, terminate this Agreement as to the Bronxville Theatre, the Mamaroneck Playhouse, the Wayne Theatre and the Larchmont Theatre, but proceed to Closing as to the acquisition of Cinema 304 in New City, in which event the Purchase Price shall be amended to be one million four hundred thousand ($1,400,000.00) dollars and the parties shall thereafter proceed to Closing pursuant to all of the terms and conditions of this Agreement as they relate to Cinema 304.

               11. SELLER'S OBLIGATIONS PRIOR TO CLOSING. From and after the date hereof and until the Closing Date, unless Purchaser shall otherwise consent in writing, Seller shall conduct the affairs of the Theatres as follows:

                       A. Ordinary Course; Compliance. The Theatres shall be conducted only in the ordinary course and consistent with past practice. Seller shall maintain the Purchased Assets consistent with past practice and shall comply in a timely fashion with all material provisions of all Contract Rights. Seller shall use commercially reasonable efforts to keep the Theatre organization intact and keep available the services of its present employees and preserve the good will of its patrons and others having business relations with it. Seller shall maintain in full force and effect its policies of insurance, subject only to variations required by the ordinary operations of the Theatres, or else shall obtain, prior to the lapse of any policy, substantially similar coverage with insurers of recognized standing.

                       B. Prohibited Transactions. Except in the ordinary course of its business, Seller shall not, with respect to the Theatres; (i) amend or terminate any Contract Right or enter into additional Contract Rights that are not terminable on reasonably short notice; (ii) make any changes, substitutions or replacements to the Personal Property or any other material change to the Theatres to the extent any of the above causes a material diminishment in the value of the Purchased Assets; or (iii) take any action or omit to take any action that will cause a breach or termination of any Contract Rights, other than termination by fulfillment of the terms thereunder.

                       C. Lien Releases. Seller shall have obtained, by Closing, at its sole cost and expense, a full release of the Purchased Assets on terms acceptable to Seller in its sole discretion, related to the theatre at Bronxville, New York from the lien of that certain Mortgage, dated as of October 1, 1988 (the "Mortgage"), made by Seller for the benefit of Connecticut Bank and Trust Company, National Association and Lese Amato as Trustees, as spread by a Spreader and Release Agreement dated May 1, 1990 between those parties, together with the termination of UCC-1 Financing Statements filed simultaneously therewith. Seller's failure to obtain the release of Mortgage shall not be a default under this Agreement but shall entitle Purchaser to a refund of its

Earnest Money Deposit, unless Purchaser proceeds to closing on Cinema 304.

               12. FULFILLMENT OF AGREEMENTS. Except as otherwise provided in this Agreement, each party hereto shall use commercially reasonably efforts to cause all of those conditions to the obligations of the other that are not beyond its reasonable control to be satisfied on or prior to the Closing and shall use commercially reasonable efforts to take, or to cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

               13. EMPLOYMENT. Seller agrees to pay, perform and discharge any and all severance payments, payroll and employment related Liabilities with respect to employees of Seller at the Theatres accruing up to the close of business on the date immediately preceding the Closing Date except that Purchaser agrees that Seller intends to give its employees at least two weeks' notice prior to the Closing Date and Purchaser acknowledges that with respect to any employees of Seller that it hires and employs after the Closing Date, Purchaser will honor and pay all sick time and vacation, as well as honor the seniority status of such employees. Purchasers shall have the right, but not the obligation, to offer employment (under such terms as Purchasers deem appropriate in their sole discretion) to any of the employees of Seller who are employed at the Theatres. Seller shall remain liable for all Liability for all workers' compensation and disability of or with respect to all of Seller's employees attributable to injuries, claims, conditions, events and occurrences occurring prior to the Closing Date.

               14. TRANSITIONAL MATTERS. Seller shall reasonably cooperate with and assist Purchasers and its authorized representatives in order to provide, to the extent reasonably agreeable to Seller, an efficient transfer of control of the Purchased Assets and the Real Property and to avoid any undue interruption in the activities and operations of the Theatres and the Real Property following the Closing Date provided that Seller is reimbursed for its costs incurred post-closing, including wages and overhead. Seller shall not cause any utilities to be disconnected until the Purchasers shall have established an account for such utility in Purchasers' own name unless same has not occurred by Closing. Seller shall assist in transferring to each Purchaser the telephone numbers for each Theatre location.

               15. BOOKS AND RECORDS. Seller shall not destroy or dispose of any books, records or files relating to the Theatres to the extent that such information is reasonably necessary for Purchasers' audit of Seller's financial statements for the Theaters for 1994, 1995 and 1996 until Purchasers have completed such audit and for the period of time thereafter that Seller would ordinarily maintain those records but no longer than two years. Seller shall permit and cooperate and assist Purchasers, at Purchaser's expense and at no cost to Seller, in the preparation of an audit of the financial statements for the Theaters for calendar years 1994, 1995 and 1996. Seller shall have no liability or responsibility for such audit.

               16. EVIDENCE OF TITLE.

                       A. Condition of Title. Seller shall deliver to Purchasers, in the manner allocated in Paragraph 2, a limited warranty bill of sale for all of the Personal Property in form and substance satisfactory to Purchasers and Seller, free and clear of all Encumbrances arising by, through or under Seller, other than Permitted Exceptions. Purchasers may obtain, at their expense, such title insurance and surveys as Purchasers deem appropriate. Seller shall deliver to CCC Realty Bargain and Sale deeds with covenants against grantor's acts to the Real Property, free and clear of all Encumbrances arising by, through or under Seller, other than Permitted Exceptions.

                       B. Defects of Title. If prior to the last day of the Inspection Period, Purchaser asserts the existence of any encumbrance, encroachment on or defect in or objection to title to any portion of the Fee Theatres based on Purchaser's examination of the Title Commitment and the Title Documents, or any other information received by Purchaser (other than a title exception described on Exhibit F, in which case notice of a title defect must be given by Purchaser to Seller within 10 days after the Acceptance Date) (any of which is called a "Defect in Title"), Purchaser shall give Seller written notice of such Defect in Title and Seller shall have 30 days after receipt of such notice to elect to either (i) terminate this Agreement by written notice to Purchaser, or (ii) remove, or otherwise cure to Purchaser's satisfaction, the Defect in Title, and if necessary the date of Closing shall be extended for such 30-day period to allow Seller to so remove or cure the Defect in Title. In the event Seller fails, refuses or is unable to remove or cure the Defect in Title, then Purchaser shall have the right to either: (i) waive such Defect in Title, override Seller's election to terminate and proceed to Closing or (ii) terminate this Agreement on or before the date of Closing, by delivering written notice of such to Seller as provided in Section 9 above. In the event Purchaser so terminates this Agreement, Purchaser shall receive a refund of any refundable portion of its Earnest Money Deposit, only if the Defect in Title is a material defect in title that prevents the use of the Fee Theatres for its intended purpose, and both parties shall be released from all further obligations under this Agreement.

                       C. Permitted Exceptions. "Permitted Exceptions" shall mean, with respect to the Fee Theatres, the liens for unpaid, but not yet due real estate taxes and assessments, the exceptions to title described on the attached Exhibit F, which will be supplemented during the Inspection Period, and all exceptions, encumbrances, easements, reservations, rights-of-way, covenants and conditions of record as of the Acceptance Date and continuing as of the Closing Date except those liens, claims, pledges, mortgages and other monetary encumbrances arising by, through or under Seller. "Permitted Exceptions" shall mean, with respect to the Leasehold Theatres, the liens for unpaid, but not yet due real estate taxes and assessments, and all exceptions, encumbrances, easements, reservations, rights-of-way, covenants and conditions of record as of the Acceptance Date and the Closing Date. "Permitted Exceptions" shall mean, with respect to the Personal Property, the Encumbrances of record, as of the Acceptance Date, which continue on the Closing Date, except those Encumbrances arising by, through or under Seller, but including any landlord's lien imposed by the landlord under the Lease, if any, and including the lien for unpaid but not yet due personal property taxes.

                       D. Change in Title. In the event any supplement to a title commitment obtained by Purchasers discloses any material change to the Permitted Exceptions or Purchaser otherwise obtains notice of any change or addition to the Permitted Exceptions on or before the date of Closing, other than changes caused by Purchaser (the "Additional Exception"), then Seller may, at Seller's sole election either: (i) terminate this Agreement by written notice to Purchaser, or (ii) reduce the Purchase Price for the Purchased Assets by an amount mutually agreed to by the parties that would be necessary to satisfy the Additional Exception (provided that Purchaser is willing to close subject to such Additional Exception with such reduction in price), or (iii) remove the Additional Exception. In the event the Additional Exception cannot be corrected or cured on or before the Closing, Seller may extend the date of Closing for a time period not to exceed 60 days in order to correct or cure such matter. If Seller does not elect to correct or cure the Additional Exception or if such Additional Exception cannot be corrected or cured within the 60-day extension of the Closing Date, then Purchaser shall have the right to either: (i) waive any such Additional Exception and elect to close under this Agreement with a diminution in the Purchase Price equal to the amount the parties mutually agree would be required to satisfy any lien or encumbrance or to correct or cure such Additional Exception, or (ii) terminate this Agreement by delivering written notice to Seller on or before the date of Closing (or as extended). In the event Purchaser so terminates this Agreement, Purchaser shall receive a prompt refund of its Earnest Money Deposit, only if the Additional Exception is a material defect in title that prevents the use of the property for its intended purpose, and the parties shall be relieved of all further obligations under this Agreement. Notwithstanding the foregoing, Seller shall be obligated to cure or remove any Additional Exception intentionally created by Seller.

               17. CONDITIONS PRECEDENT TO CLOSING. The obligations of the respective parties to close the purchase of the Purchased Assets will be subject to the following conditions:

                       A. Seller's Conditions. Seller will not be obligated to close the purchase of the Purchased Assets unless (i) Purchaser has complied with all of the terms and conditions of this Agreement to be met prior to Closing, has delivered to Seller all funds, instruments, and documents required to be deposited by Purchaser in connection with the Closing pursuant to the terms of this Agreement, and all of the representations and warranties of Purchaser and Clearview contained in this Agreement remain true and correct in all material respects on and as of the Closing Date; (ii) Seller has received, prior to the expiration of the Inspection Period, any required consents by the landlord or other third parties to the assignment of the Lease and other material agreements relating to the operation of the Theatres (the "Consents") and has received executed release of Seller's obligations under the Lease by the landlord of the Leasehold Theatre (the "Release"), which Release shall be in a form satisfactory to Seller; subject, however, to the following paragraph; (iii) Seller has obtained, prior to the expiration of the Inspection Period, landlord's approval of the Sublease ("Approval"); (iv) Seller has obtained at Closing the Lien Release of the Bronxville Theatre under the Indenture of Mortgage, on terms and conditions satisfactory to Seller; and (v) Purchaser proceeds to Closing on all five Theatres or just Cinema 304, as provided for in Paragraph 10. Prior to the expiration of the Inspection Period, Seller shall undertake to provide to Purchaser a letter from the mortgagee indicating that it will release the Bronxville Theatre from the Indenture of Mortgage and under what conditions that release will be given. Seller may at any time at or prior to Closing waive any one or more of the preceding requirements by written notice to Purchaser.

                       If the Consents to assignment of the Lease have been obtained from the landlord of the Leasehold Theatre, but the Release of Seller has not been obtained at the time of Closing as provided in clause (ii) above, then such Release requirement shall be deemed waived by Seller, and the parties shall proceed to Closing; provided, however, that the conditions set forth below in this paragraph are satisfied. In the event a Release of Seller's obligations under the Lease cannot be obtained from the landlord of the Leasehold Theatre prior to Closing, then Purchaser agrees to (a) not assign or sublet such Lease without the prior written consent of Seller in its sole discretion, (b) not exercise any option to extend the term of the Lease without Seller's reasonable prior written consent (and further provided that, in that event, Purchaser shall make further efforts, in a commercially reasonable manner, to obtain the Release), (c) operate the Leasehold Theatre in a manner consistent with the Lease, (d) observe all of the covenants under the Lease and perform all of the tenant's obligations thereunder in accordance with the terms of the Lease, (e) indemnify and hold Seller harmless from and against any and all claims, losses, damages, costs and expenses (including, but not limited to, attorneys' and legal assistants' fees and expenses) arising out of the Lease for the Leasehold Theatre after the date of Closing; and (f) not commit any act that would jeopardize Seller's security interest. In the event that Purchaser fails to observe any of the covenants contained in this paragraph or is in default (after all applicable cure periods have expired under the Lease) under the terms of the Lease of the Leasehold Theatre (the "Defaulted Theatre"), or under the Assignment, Consent and Estoppel Agreement for the Defaulted Theatre in a form to be agreed upon by the parties and executed at the Closing (the "Assignment," which shall include a collateral assignment, security agreement and UCC-1 Financing Statement), then Seller may pursue its remedies against Clearview pursuant to the Guaranty of the Lease given under 24B hereof and may, without any obligation, perform Purchasers' obligations and covenants under the Lease of such Defaulted Theatre, and Seller shall be able to repossess the Defaulted Theatre and dispossess Purchaser and any other permitted assignees, subtenants, licensees or parties in possession, and Purchaser will be liable for any damages, costs and expenses, suffered by Seller as to such Defaulted Theatre (including, but not limited to, attorneys' and legal assistants' fees and expenses but excluding consequential damages) and the cost of any premium for any bond required in connection with an injunction brought to enforce Seller's remedies under this paragraph. The Assignment shall provide that Seller shall not exercise its rights to repossess the Defaulted Theatre unless Clearview has defaulted for the payment of money under its Guaranty hereunder or if Purchaser defaults under the Lease by failing to operate the Defaulted Theatre as a theatre on a continuous basis. In the event the Release is obtained subsequent to Closing, the Assignment and UCC-1 will be terminated, and the Guaranty shall be released as to the Wayne Theatre.

                       B. Purchaser's Conditions. Purchaser will not be obligated to close the purchase of the Purchased Assets unless (i) Seller has complied with all of the terms and conditions of this Agreement to be met prior to and at the Closing, and has delivered to Purchaser all instruments and documents required to be delivered by Seller in connection with the Closing pursuant to the terms of this Agreement; (ii) Seller has obtained a release of the Bronxville Theatre under the Indenture of Mortgage and the Purchased Assets will be free of all other Encumbrances other than the Permitted Exceptions on terms and conditions satisfactory to Seller prior to Closing; (iii) Seller has obtained the consent of the landlord to the assignment of the Lease; (iv) Seller has obtained the consent of the landlord to the Sublease; (v) Seller shall have obtained prior to Closing a letter of Non-Applicability with respect to the Leasehold Theatre subject to the Lease under the New Jersey Site Recovery Act (PL 1993, ch. 39); (vi) each of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on, as of and with reference to the Closing Date; and (vii) no statute, regulation or order of any governmental body shall be in effect from and after the Inspection Period that restrains or prohibits the transactions contemplated hereby or that would, after Closing, limit or adversely affect Purchasers' ownership of the Purchased Assets in a manner different from Seller's ownership thereof, and there shall not have been any threatened, nor shall there be pending, any action or proceeding by or before any governmental body challenging the lawfulness of or seeking to prevent or delay any of the transactions contemplated by this Agreement or seeking monetary or other relief by reason of the consummation of any such transactions. Purchaser may at any time at or prior to Closing waive any of the preceding requirements by written notice to Purchaser.

               18. CLOSING.

                       A. Date, Time, and Place. Closing will take place by mail or at such location as agreed to by the parties, after all conditions precedent, as set forth in Section 17 have been fully satisfied or waived by such party, provided that the parties shall use all reasonable efforts to close by the date that is 120 days from the Acceptance Date (the "Closing Date"). In the event Purchaser desires to extend the Closing Date, not to exceed an additional 90 days, then Purchaser shall on or before the initial Closing Date, deposit with Seller an additional deposit of

$75,000 (the "Additional Earnest Money Deposit"), which shall be non-refundable in all events except (i) in the event of a Seller's default as provided for in
Section 23B or (ii) in the event of the termination of this Agreement pursuant to Sections 16B or 16D, or (iii) the failure to occur of the conditions set forth in Section 11C in which event or events, the Earnest Money Deposit shall be promptly refunded to Purchasers, without set-off of any kind. Purchaser acknowledges and agrees that the Additional Earnest Money Deposit shall, if this transaction is consummated, be applied toward the Purchase Price at Closing.

                       The transactions consummated at Closing, when effected, will be deemed to be effective as of the close of business on the date of Closing except as otherwise specifically provided in this Agreement. All action to be taken at Closing will be considered as taken simultaneously and no paper, document, or instrument will be considered to be delivered until all items to be delivered have been delivered. At Closing, the net proceeds due and all Closing documents contemplated herein required for Closing will be delivered to Purchaser and Seller.

                       B. Conveyances and Other Actions.

                              (1) At Closing, Seller will deliver to Purchaser
the following:

                                      (i) Duly executed and acknowledged Bargain
and Sale deeds with covenants against grantor's acts conveying the Fee Theatres to Purchaser.

                                      (ii) A duly executed Assignment together
with the Consent.

                                      (iii) A duly executed limited warranty
bill of sale conveying the other Personal Property.

                                      (iv) A Form TP-584 with the amount of the
New York State Real Estate Transfer Tax due in connection with this transaction deducted from Closing proceeds.

                                      (v) An assignment, duly executed and
acknowledged by Seller, of the Space Leases.

                                      (vi) A duly executed and acknowledged
Sublease with the Approval.

                                      (vii) Assignments of all transferable or
assignable licenses, permits and warranties relating to the Purchased Assets and of any intellectual property included in the Purchased Assets, duly executed and in forms reasonably acceptable to Purchasers and Seller.

                                      (viii) Keys for each Theatre location.

                                      (ix) All assignable vendor warranties
(including those for the roofs on each Theatre) respecting the Purchased Assets which are in Seller's possession.

                                      (x) Notices to all tenants under the Space
Leases.

                                      (xi) The Security Deposits under the
Tenant Leases (as a credit against the Purchase Price).

                                      (xii) Any other documents contemplated to
be delivered by the terms of this Agreement or reasonably requested by the Purchasers.

                       C. Apportionments. The following items will be prorated to the Closing Date:

                              (1) General real estate, special assessments, and
personal property taxes applicable to the Purchased Assets for the year of the Closing, based upon the then latest available levy and assessment.

                              (2) Any other governmental or special district
fees and assessments as are customarily adjusted in similar real estate transactions.

                              (3) Such other items as are customarily adjusted
in similar real estate transactions, including without limitation, rent and other charges under the Space Leases, rents and additional rents, utilities, payments under the Lease for taxes and operating expenses, expenses pertaining to the Purchased Assets and other items customarily prorated, including without limitation monthly minimum rent, monthly CAM charges, monthly electrical charges for Seller's pylon sign at or about the Theatres, monthly real estate tax contributions and percentage rents, shall be apportioned between Purchaser and Seller as of the close of business on the Closing Date. All prorations shall constitute a final settlement between the parties, and no further adjustment between Purchaser and Seller shall be made. All prorations regarding taxes and assessments shall be based upon the most recently available tax bill presented to Seller. Prorations for expenses under the Lease shall be based upon the most recent billing therefor by the landlord under the Lease. Prorations for percentage rent shall be as provided in Subsection (4) below. All prepaid and unearned film rental expenses of Seller, if any, pertaining to the Theatres will be credited to Seller at Closing, including reimbursement at Closing for any advances and guaranties unearned. All unpaid film rental expenses of Seller arising prior to Closing, if any, pertaining to the Theatres will remain Seller's obligation.

                              (4) Any percentage rentals under the Lease shall
be prorated to the Closing Date by calculating an annualized sales amount for the Leasehold Theatre based on
actual sales information for the twelve months preceding Closing, minus the breakpoint specified in the Lease.

                       D. Closing Costs. All documentary, transfer, use and sales taxes arising out of the sale and assignment of the Purchased Assets to Purchaser shall be divided and paid in equal shares by Purchaser and Seller. Title insurance premiums for any owner's title insurance policies purchased by Purchasers shall be paid by Purchaser. Any endorsements thereon, together with any other costs incurred in connection with the title insurance policies, including but not limited to survey costs for surveys purchased by Purchaser, shall be paid by Purchaser. Deed taxes, recording costs, documentary, transfer, sales, use and any other taxes arising from the sale and assignment of the Purchased Assets shall be paid in equal shares by Purchaser and Seller. Seller shall pay recording charges for the satisfaction or release of any mortgage and financing statements encumbering the Real Property. Any other closing costs shall be shared equally by Purchaser and Seller. Each party will pay the fees and expenses incurred by its respective legal counsel in connection with the transaction contemplated under this Agreement, except as provided in Section 23C below.

                       E. Real Estate Transfer Tax. Seller and Purchaser agree to comply in a timely manner with the requirements of Article 31 of the Tax Law of the State of New York and the regulations applicable thereto, as the same from time to time may be amended.

                       F. Possession. Possession of the Purchased Assets shall be delivered to Purchaser at the Closing, subject to the occupancy rights of tenants under the Space Leases.

                       G. Allocation of Consideration. The Purchase Price shall be allocated among the Purchased Assets during the Inspection Period, which allocation shall be mutually agreeable to Purchaser and Seller. Purchaser and Seller hereby agree that neither party will take a position on any income tax return or before any governmental agency charged with the collection of any income tax or in any judicial proceeding that is in any way inconsistent with the allocation agreed upon pursuant to this Section 18G, and that it will prepare and file, promptly as and when due, all forms of returns required to be filed by the Internal Revenue Service and any other governmental authority. The provisions of this Section 18G shall survive Closing.

               19. PURCHASER'S CLOSING OBLIGATIONS. At Closing, Purchaser will deliver to Seller the following:

                       A. The amount of the Purchase Price payable at Closing as provided in Section 6 above (as adjusted for apportionments under Section 17C above) after credit for the Earnest Money Deposit.


                       B. The duly executed, and where appropriate acknowledged, Assignment, Guaranty, UCC-1 and any other documents contemplated under Section 17A above.

                       C. An assumption agreement of all obligations of Seller under the Space Leases, the Lease and all outstanding Contracts and an executed Sublease.

                       D. The closing costs and recording fees payable by Purchaser as set forth in Section 18 above.

                       E. Any other documents required by this Agreement to be delivered by Purchaser at Closing.

               20. RISK OF LOSS. If, prior to Closing, a material portion of the Purchased Assets are damaged by fire, vandalism, acts of God or other casualty or cause, so that the use for which Purchaser intends the Purchased Assets is materially and adversely impaired, Seller shall, prior to Closing, give Purchaser notice of any such damage. In any such event, Purchaser shall have the option of (a) taking the Purchased Assets as it is without any reduction to the Purchase Price, but with the insurance proceeds applicable to the Purchased Assets, if any, or the right to receive the same, subject to the terms of the Lease, if applicable, or (b) terminating this Agreement and both parties shall be released from all further obligations under this Agreement. If Purchaser elects to proceed to Closing, Seller agrees to assign to Purchaser at the Closing, Seller's rights to such insurance proceeds applicable to the Purchased Assets. Seller shall be entitled to retain any business interruption insurance proceeds and any insurance applicable to Seller's assets excluded from the "Purchased Assets."

               21. CONDEMNATION. If prior to Closing any governmental or other entity having condemnation authority institutes an eminent domain proceeding or takes any steps preliminary thereto to condemn any material portion of the Purchased Assets such that the operation of any of the Purchased Assets will be materially, adversely affected, Purchaser will have the right to terminate this Agreement upon notice to Seller, and both parties shall be released from all further obligations under this Agreement. If Purchaser does not so terminate this Agreement, Purchaser shall proceed to Closing, without any reduction to the Purchase Price, and Seller agrees to assign to Purchaser at the Closing, Seller's rights to any compensation or damages relating to such taking, excluding any amounts applicable to Seller's trade fixtures, equipment and personal property.

               22. BROKERAGE. The parties acknowledge that no real estate or other broker is entitled to any commission as a result of the transactions contemplated in this Agreement, other than Brett E. Marks of First New York Realty Co., Inc., who shall be entitled to a commission paid by Seller and equal to 3% of the Purchase Price under the terms of a separate agreement. In the event that any other claim for a broker's fee or real estate commission is asserted, the party against whom the claim is asserted shall indemnify and hold harmless the other party from any and all claims, losses, damages, or expenses of any nature whatsoever arising out of said claim, including, but not limited to, reasonable attorneys' fees and costs.

               23. FAILURE TO CLOSE.

                       A. Purchaser's Default. If Purchaser, in default of its obligations under this Agreement, fails to perform any of its material obligations contemplated by this Agreement, Seller's exclusive remedy will be to terminate this Agreement, and retain the Earnest Money Deposit received by Seller up to that point as liquidated damages.

                       B. Seller's Default. If Seller, in default of its obligations hereunder, fails to perform any of the material obligations contemplated by this Agreement, Purchaser's exclusive remedies will be, in the alternative, to either (i) terminate this Agreement, receive a refund of the Earnest Money Deposit and recover from Seller its actual out-of-pocket costs associated with this Agreement, for reimbursement of actual out of pocket costs, limited to environmental review, survey, title work and the costs of any applications or fees to governmental authorities, not to exceed $50,000, and both parties shall be released from all further obligations under this Agreement; or (ii) to seek specific performance. Purchaser shall have no other remedies at law or in equity.

                       C. Attorneys' Fees. In the event of litigation arising out of any alleged default or breach of this Agreement, the prevailing party shall be entitled to recover all reasonable costs and expenses incurred in the prosecution or defense of such litigation (including, without limitation, reasonable attorneys' and legal assistants' fees and costs). For purposes of this Section, "prevailing party" shall include a party who withdraws or moves to dismiss a claim in consideration for payment received, performance owed, or other consideration in substantial satisfaction of the claim withdrawn or dismissed.

               24. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made by any party in this Agreement or pursuant hereto shall survive the Closing for a period of one year, except for Paragraphs 7A (which shall be merged into the Deeds) and 7B, concerning which Purchaser may elect to obtain title insurance.

                       A. Indemnification by Seller. Subsequent to the Closing hereunder, Seller shall indemnify, defend, save and hold Purchasers and their officers, directors, employees, agents and affiliates (collectively, "Purchasers Indemnitees") harmless from and against all demands, claims, actions or causes of action, assessments, losses, damages, deficiencies, Liabilities, costs and expenses (including reasonable legal fees, interest, penalties, and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing but excluding any Liability for lost profits or consequential damages

(collectively, "Purchasers Damages") asserted against, imposed upon, resulting to, required to be paid by, or incurred by any Purchasers Indemnitees, directly or indirectly, in connection with, arising out of, resulting from, or which would not have occurred but for, (i) an intentional misrepresentation of any representation or warranty made by Seller in this Agreement (for the period of survival described above), and (ii) any Liabilities Not Assumed.

                       B. Indemnification by Purchaser and Clearview. Subsequent to the Closing hereunder, Purchasers and Clearview shall indemnify, defend, save and hold Seller and its officers, directors, employees, agents and affiliates (collectively, "Seller Indemnitees") harmless from and against all demands, claims, actions or causes of action, assessments, losses, damages, deficiencies, Liabilities, costs and expenses (including reasonable legal fees, interest, penalties, and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing but excluding any Liability for lost profits (collectively, "Seller Damages") asserted against, imposed upon, resulting to, required to be paid by, or incurred by any Seller Indemnitees, directly or indirectly, in connection with, arising out of, resulting from, or which would not have occurred but for, (i) an intentional misrepresentation of any representation or warranty made by Purchasers in this Agreement (for the period of survival described above) or in any certificate or document furnished pursuant hereto by Purchasers, (ii) any Contract Rights (other than in respect of any breach or noncompliance therewith prior to the Closing); (iii) a breach by CCC Larchmont under the Sublease; and (iv) in the event that the Release of Seller described in Section 17 above is not obtained, a breach by CCC Wayne of any of the payment and performance obligations imposed by the Lease; the obligations of CCC Wayne and CCC Larchmont under the Lease and Sublease, respectively, being specifically and unconditionally guaranteed by Clearview hereunder, said guaranty being absolute, present and continuing and in no way contingent upon any attempt to collect from or enforce any obligations first from CCC Wayne or CCC Larchmont or any other condition of contingency. Said guaranty shall be effectuated by a separate guaranty to be executed by Clearview at Closing, in a form to be mutually agreed upon by the parties prior to Closing (the "Guaranty"). Nothing shall discharge this guaranty liability until all obligations of CCC Wayne as assignee under the Lease and CCC Larchmont under the Sublease have been performed in full and all sums due thereunder paid in full, or until the Release is obtained.

               25. BULK SALES LAW. Purchaser and Seller hereby waive compliance with the provisions of any bulk sales law which may apply to the sale of the Purchased Assets under this Agreement; provided, however, that Seller shall pay and discharge when due or contest or litigate all claims of creditors which may be asserted against Purchaser or the Purchased Assets by reason of such non-compliance and to indemnify and hold Purchaser harmless from and against any and all such claims from obligations arising prior to the Closing Date; and further, Seller shall promptly take all necessary action to remove any liens or encumbrance which are placed on the Purchased Assets as a result of such non-compliance with applicable bulk sales laws.


               26. FILM BOOKING. Purchaser acknowledges that Seller may own or operate other theatres in competition with the Theatres, and Purchaser shall have no claim, and agrees to waive and release Seller from and against any and all claims with respect to the operation of such other theatres, including any claim that the selection of motion pictures or other attractions for such other theatres are being booked in a manner as to give preference or advantage to such other theatres operated by Seller.

               27. MISCELLANEOUS.

                       A. Notices. All notices hereunder to the respective parties will be in writing and will be served by personal delivery or by prepaid, express mail via a reputable courier service, or by prepaid, registered or certified mail, addressed to the respective parties at their addresses set forth below. Any such notice to Seller or Purchaser will be deemed to be given and effective: (i) if personally delivered, then on the date of such delivery,
(ii) if sent via express mail,
then twenty-four (24) hours after the date such notice is sent, or (iii) if sent by registered or certified mail, then three (3) days following the date on which such notice is deposited in the United States mail addressed as aforesaid. Copies of all notices will be sent to the following:


              If to Purchaser:          Clearview Cinema Group, Inc.
                                        7 Waverly Place
                                        Madison, NJ 07940
                                        Attn:  A. Dale Mayo
                                               President and CEO

              with a copy to:           Kirkpatrick & Lockhart, L.L.P.
                                        Pittsburgh, PA 15222-2312
                                        Attn:   David L. Forney, Esq.

              If to Seller:             United Artists Theatre Circuit, Inc.
                                        9110 E. Nichols Avenue, Suite 200
                                        Englewood, CO  80112
                                        Attn:   Mr. Hal Cleveland and
                                                Rebecca Wilcox Dow, Esq.

              with a copy to:           Rosen, Einbinder & Dunn, P.C.
                                        641 Lexington Avenue
                                        New York, NY 10022
                                        Attn:   Terrence M. Dunn, Esq.

All such addresses may be changed by notice given in accordance with this
Section 21A.


                       B. Parties in Interest. All of the terms and provisions of this Agreement will be binding upon and inure to the benefit of and be enforceable by the successors and permitted assigns of Seller and Purchaser.

                       C. Entire Agreement. There are and were no verbal or written representations, warranties, understandings, stipulations, agreements, or promises pertaining to the subject matter of this Agreement made by either party or any agent, employee, or other representative of either party or by any broker or any other person representing or purporting to represent either party, not incorporated in writing in this Agreement. Neither this Agreement nor any of the terms, provisions, conditions, representations, or covenants contained in this Agreement can be modified, changed, terminated, amended, superseded, waived, or extended except by an appropriate written instrument duly executed by the parties.

                       D. Counterparts. This Agreement may be executed in two or more counterparts, each of which, taken together, shall constitute one original.

                       E. Time. Time is of the essence under this Agreement. In the event the last day permitted for the performance of any act required or permitted under this Agreement falls on a Saturday, Sunday, or holiday, the time for such performance will be extended to the next succeeding business day. Time periods under this Agreement will exclude the first day and include the last day of such time period.

                       F. Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of the text of this Agreement.

                       G. Governing Law. This Agreement will be construed and enforced in accordance with the laws of the state in which the relevant Real Property or Purchased Asset is located.

                       H. Assignment of Agreement. The Purchaser may not assign all or any interest in this Agreement, nor any of the benefits or obligations of this Agreement, without the prior written consent of Seller; provided, however, that Purchasers may collaterally assign this Agreement without the consent of Seller to any secured commercial lender of Purchasers or affiliate of Purchasers and Purchasers may assign their rights hereunder to another investor, provided Clearview is not released and remains liable under the terms of this Agreement. Seller shall not be entitled to assign all or any interest in this Agreement without the prior written consent of Purchaser except in the event of the assignment or sale of all of its theatre assets. Any assignment in violation hereof will be void.

                       I. Recording. This Agreement may not be recorded in whole or in part, and any recordation in violation hereof shall be deemed to be a default under this Agreement by the recording party.


                       J. Binding Effect. This Agreement will not be binding or effective until properly executed and delivered by Seller and Purchaser.

                       K. Gender. As used in this Agreement, the masculine will include the feminine and neuter, the singular will include the plural, and the plural will include the singular, as the context may require.

                       L. No Joint Venture, Partnership, Agency, Etc. This Agreement shall not be construed as in any way establishing a partnership, joint venture, express or implied agency, or employer-employee relationship between Purchaser and Seller.

                       M. No Third Party Beneficiaries. This Agreement is for the sole benefit of Purchaser and Seller and their respective successors and permitted assigns, and no other person or entity shall be entitled to rely upon or receive any benefit from this Agreement.

                       N. No Waiver. No consent or waiver, express or implied, by Purchaser to or of any breach of any representation, covenant or warranty of Seller shall be construed as a consent or waiver to or of any other breach of the same or any other representation, covenant or warranty.

                       O. Confidentiality. Seller and Purchaser agree that prior to Closing under this Agreement, except as otherwise provided by law, neither party, without the written consent of the other, will issue or authorize the issuance of any press release, publicity, or information concerning the transaction contemplated by this Agreement, and any information obtained by either party as a result of this Agreement or investigations of the Purchased Assets, shall be treated as strictly confidential, except for any such communications that may be required by applicable laws.

                       P. Non-Foreign Status Certification. At Closing, Seller shall provide Purchaser with a fully executed certification of non-foreign status in a form which satisfies Section 1445 of the Internal Revenue Code.

                       Q. Antitrust Matters. To the extent permitted by applicable laws, Purchaser shall indemnify and hold Seller harmless from and against any and all claims, losses, damages, costs and expenses, including reasonable attorneys' fees, arising out of any claim that this Agreement, or the transactions contemplated herein, violate state or federal antitrust laws, rules or regulations to the extent such claim is based upon the relative competitive position of Purchaser from and after consummation of the transactions contemplated hereunder.

                       R. Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced under any rule of law in any particular respect or under any particular circumstances, such term or provision shall nevertheless remain in full force and effect in all other respects and under all other circumstances, and all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect as long as the economic or legal substance of the transaction contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

               IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date specified below.


                                     SELLER:

                                     UNITED ARTISTS THEATRE CIRCUIT,
                                     INC., a Maryland corporation

                                     By:     /s/ Hal Cleveland
                                             -------------------------------
                                     Its:    Executive Vice President
                                     Date:   July 18, 1997


                                     UNITED ARTISTS PROPERTIES I CORP.,
                                     a Colorado corporation

                                     By:     /s/ Hal Cleveland
                                             -------------------------------
                                     Its:    Executive Vice President
                                     Date:   July 18, 1997


                                     MAMARONECK PLAYHOUSE HOLDING
                                     CORP., a New York corporation

                                     By:     /s/ Hal Cleveland
                                             -------------------------------
                                     Its:    Executive Vice President
                                     Date:   July 18, 1997


                                     PURCHASER:

                                     CCC BRONXVILLE CINEMA CORP.,
                                     a Delaware corporation


                                     By:      /s/ A. Dale Mayo
                                             -------------------------------
                                     Its:    President
                                     Date:   July 21, 1997


                                     CCC MAMARONECK CINEMA CORP.,
                                     a Delaware corporation

                                     By:     /s/ A. Dale Mayo
                                             -------------------------------
                                     Its:    President
                                     Date:   July 21, 1997
                                     a Delaware corporation


                                     CC WAYNE CINEMA CORP.,
                                     a Delaware corporation

                                     By:     /s/ A. Dale Mayo
                                             -------------------------------
                                     Its:    President
                                     Date:   July 21, 1997


                                     CCC B.C. REALTY CORP, a Delaware
                                     corporation

                                     By:     /s/ A. Dale Mayo
                                             -------------------------------
                                     Its:    President
                                     Date:   July 21, 1997


                                     CCC CINEMA 304 CORP.,
                                     a Delaware corporation


                                     By:     /s/ A. Dale Mayo
                                             -------------------------------
                                     Its:    President
                                     Date:   July 21, 1997


                                     CCC LARCHMONT CINEMA CORP.
                                     a Delaware corporation


                                     By:     /s/ A. Dale Mayo

                                             -------------------------------
                                     Its:    President
                                     Date:   July 21, 1997


                                     CLEARVIEW CINEMA GROUP, INC. a
                                     Delaware corporation

                                     By:      /s/ A. Dale Mayo
                                             -------------------------------
                                     Its:    President and Chief Executive
                                             Officer
                                     Date:   July 21, 1997